DOCUSIGN, INC.
EXHIBIT 99.1

DocuSign Announces Restructuring Plan to Support Multi-Year Growth as Independent Public Company

Provides Update on Q4 and FY 2024 Guidance

SAN FRANCISCO, Feb. 06, 2024 -- DocuSign (Nasdaq: DOCU) today announced a restructuring plan (the “Restructuring Plan”) designed to strengthen and support the Company’s financial and operational efficiency while continuing to invest in product and related initiatives that will provide the foundation to realize its multi-year growth aspirations as an independent public company.

DocuSign also announced that it expects to meet or exceed the Company’s Q4 and FY 2024 financial guidance as described in the earnings release on December 7, 2023.

As part of the Restructuring Plan, the Company expects it will restructure and reduce its current workforce by approximately 6%, with the majority of impacted positions in the Company’s Sales & Marketing organizations. The Company currently estimates that it will incur approximately $28 to $32 million in non-recurring restructuring charges in connection with the Restructuring Plan, consisting primarily of cash expenditures for employee transition, notice period and severance payments, employee benefits, and related costs as well as non-cash expenses related to vesting of share-based awards.

The Company expects that the majority of the restructuring charges will be incurred in the first quarter of fiscal 2025, and that the execution of the Restructuring Plan will be substantially complete by the end of the second quarter of fiscal 2025.

The Company will share further financial details about the restructuring during its fourth quarter fiscal 2024 results publication.

About DocuSign

DocuSign redefines how the world comes together and agrees, making agreements smarter, easier and more trusted. As part of its industry leading product lineup, DocuSign offers eSignature, the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, over 1 million customers and more than a billion users in over 180 countries use DocuSign products and solutions to accelerate the process of doing business and simplify people's lives. For more information visit http://www.docusign.com.

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(www.docusign.com/IP).

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